Exhibit 99.1

Aspyra Reports Results of Operations for the Second Quarter Ended June 30, 2008

CALABASAS, Calif.--(BUSINESS WIRE)--Aspyra, Inc. (AMEX: APY), a provider of clinical and diagnostic information systems for the healthcare industry, today reported its results of operations for the second quarter ended June 30, 2008.

Sales were $2,316,807 for the second quarter of fiscal 2008 compared with sales of $2,650,657 for the comparable quarter ended June 30, 2007. The Company incurred a net loss of $1,200,283 or basic and diluted loss of $.10 for the quarter ended June 30, 2008, compared to a net loss of $893,656 or basic and diluted loss per share of $.08 for the quarter ended June 30, 2007. Basic and diluted shares outstanding for each period were 12,437,150 and 10,787,150, respectively. The Company had $2,102,526 of cash on hand at the end of the quarter.

Sales were $4,481,372 for the six months ended June 30, 2008 compared with sales of $4,852,625 for the comparable period of fiscal 2007. The Company incurred a net loss of $2,394,683 or basic and diluted loss of $.19 for the six months ended June 30, 2008, compared to a net loss of $2,208,913 or basic and diluted loss per share of $.20 for the six months ended June 30, 2007. Basic and diluted shares outstanding for each period were 12,437,150 and 10,785,817, respectively.

Earnings before interest, income taxes, depreciation and amortization (EBITDA) for the second quarter of fiscal 2008 were ($347,152) as compared EBITDA of ($602,295) for the first quarter of fiscal 2008 and ($440,186) for the second quarter of fiscal 2007. For the six months ended June 30, 2008, EBITDA was ($949,447) as compared ($1,294,381) for the six months ended June 30, 2007.

Interim Chief Executive Officer James Zierick, stated, “Our EBITDA in Q2 is the best indicator of the significant progress we are making in improving the financial performance of the Company.” He continued, “Although offset by some large non-cash charges in Q2, the operating cost reductions made in the first quarter are reflected in lower cost of goods sold and research and development expense, enabling the Company to invest more in sales and marketing efforts. As a result of our investment in sales and marketing, the Company is experiencing an increase in orders for new systems and had a significantly larger backlog as we entered into the third quarter.”

Aspyra, Inc. Operating Results (Unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2008	June 30, 2007	June 30, 2008	June 30, 2007

Net system sales and service revenues	$2,316,807	$2,650,657	$4,481,372	$4,852,625
Total costs of products and services sold	1,253,387	1,305,255	2,471,202	2,604,823
Selling, general and administrative expenses	1,672,741	1,664,754	3,153,588	3,284,986
Research and development expenses	381,272	541,117	977,723	1,107,974
Operating loss	(990,593)	(860,469)	(2,121,141)	(2,145,158)
Net loss	(1,200,283)	(893,656)	(2,394,683)	(2,208,913)
Basic and diluted loss per share	(.10)	(.08)	(.19)	(.20)
Average shares outstanding – basic and diluted	12,437,150	10,787,150	12,437,150	10,785,817

Presentation of Non-GAAP Information

The term EBITDA (earnings before interest, income taxes, depreciation and amortization) is a non-GAAP financial measure that the management of Aspyra believes is useful to investors in evaluating the Company's results. EBITDA is defined as income before interest expense, provision for income taxes, depreciation expense, amortization expense and certain non-cash charges, specifically Aspyra’s non-cash compensation charges. These items are not included in EBITDA as management considers the charges to be items that are not indicative of the performance of its underlying business. EBITDA is presented because it is commonly used by certain investors and analysts to evaluate a company's ability to service debt. However, our method of computation may not be comparable to similarly titled measures reported by other companies. In addition, EBITDA, as defined, is not a measure of performance under generally accepted accounting principles (GAAP), and EBITDA should not be considered in isolation or as a substitute for Net income/(loss), Income/(loss) from operations, Cash flows from operating activities or other income or cash flow statement data prepared in accordance with GAAP, or as a measure of profitability or liquidity. The most directly comparable financial measure under GAAP to EBITDA is Income/(loss) from operations.

Supplemental Data (Unaudited)

	Quarter Ended	Quarter Ended	Quarter Ended	Six Months	Six Months
	June 30, 2008	June 30, 2007	March 31, 2008	June 30, 2008	June 30, 2007

EBITDA RECONCILIATION:

Net loss	(1,200,283)	(893,656)	(1,194,399)	(2,394,683)	(2,208,913)
Add back items:
Interest expense, net	209,690	33,187	63,852	273,542	64,358
Income taxes	-	-	-	-	(603)
Depreciation expense	221,786	109,768	113,492	335,278	220,853
Amortization expense	121,191	100,504	125,121	246,313	202,609
Amortization of intangibles	172,125	172,125	172,125	344,250	344,250
Other non-cash charges	128,339	37,886	117,514	245,853	83,065
EBITDA	(347,152)	(440,186)	(602,295)	(949,447)	(1,294,381)

Aspyra is a global provider of Health Care Information Technology (HCIT) solutions and services to the healthcare industry. The Company specializes in Clinical Information Systems (CIS), Picture Archive Communication Systems (PACS) for hospitals, multi-specialty clinics, clinical laboratories, imaging departments and centers and orthopedic environments. Aspyra's highly scalable systems can be installed standalone or integrated to provide a single-vendor, enterprise-wide solution. For more information on Aspyra, visit www.aspyra.com.

Safe Harbor Statement

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements related to anticipated revenues, expenses, earnings, operating cash flows, the outlook for Aspyra’s markets and the demand for its products. Forward-looking statements are not guarantees of future performance and are inherently subject to uncertainties and other factors which could cause actual results to differ materially from the forward-looking statement. Such statements are based upon, among other things, assumptions made by, and information currently available to, management as of today the date of this press release, including management's own knowledge and assessment of the Company’s industry and competition. Factors that could cause Aspyra’s actual results to differ materially from these forward-looking statements include among others: the competitive environment; unexpected technical and marketing difficulties inherent in major product development efforts; the potential need for changes in our long-term strategy in response to future developments; future advances in clinical information technology and procedures, as well as potential changes in government regulations and healthcare policies; and rapid technological change in the microelectronics and software industries. The Company refers interested persons to its most recent Annual Report on Form 10-KSB, Quarterly Reports on Form 10-Q and its other SEC filings for a description of additional uncertainties and factors, which may affect forward-looking statements. The Company assumes no duty to update its forward-looking statements.

CONTACT:
Aspyra, Inc.
Michelle Del Guercio, Director of Marketing
818-880-6700 x8688